Michael Racusin:

Thank you, everyone and welcome to Hartman vREIT XXI, Inc.'s Second Fiscal Quarter 2022 Conference Call. I am Michael Racusin, General Counsel and Secretary. We will begin in just a moment. Before I continue, I would like to remind you that statements in this discussion including statements made during our question and answer session regarding the Company's future financial and operating results, plans for expansion of the Company's business, including expected financial performance of the Company's properties, are forward-looking statements and involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, government regulations and the availability of credit, as well as other risks and uncertainties disclosed in the Company's periodic reports on Forms, 10-K and 10-Q, which are available on our website in on the SEC's Edgar platform.

Also, we use certain non-GAAP financial measures including funds from operations or FFO which is a non-GAAP financial measure defined by the National Association of Real Estate Investment Trusts, an industry trade group, which we believe is an appropriate supplemental measure to reflect the operating performance of a REIT in conjunction with net income.

I should also note that some of the statements in the presentation, refer to the combined operations of the Hartman companies of which the Company's apart. I'm joined today by the Company's Chairman and CEO, Allen Hartman; Chief Financial Officer, Lou Fox and President of Capital Markets, Keith Roddy. I will now turn the call over to Al Hartman.

Allen Hartman:

Thank you Michael for the introduction. I appreciate you very much and we're going to start with an overview today of the state of the markets and then Hartman today, financial results, and the state of the markets for office.

Retail Industrial in Texas are very good. They're very robust, Our portfolio, by the way, is divided up into mostly Houston and Dallas, 50% in Houston, 40% in Dallas, and 10% in San Antonio. The industrial property that we have did exceedingly. The industrial market is very robust vacancy rates around 4.2 percent and industrial leasing is up 50% from the three years ago, and there's just a lot of activity and industrial cap rates are at all time low.

Right now, the Texas retail state of the market is also strong and vacancy rates decreased 5.6% to 5.1% in Houston and Dallas down to 4.7%. Sixty-three percent of our properties are over 90% occupied that are retail. And so, we've got got some more leasing to do to complete the leasing because overall, we're about 87%. We're going to keep leasing and get the occupancy up. The office market is a little bit more soft. It's softer in Dallas which has a 25% vacancy factor, and Houston has a 23% vacancy factor, and you'll see the individual properties. But many of our office building properties are in the 90s, and so they are they've done exceedingly well. In addition to that, we've got a program where we attract a lot of tenants under 2,500 feet. And so 84% of our leases are under 2,500 feet. So we build these spaces out in advance are called Spec Suites. We build them in advance and then they come in and just lease them the way they are. It's a very, very robust program, very successful program, and as you'll see here in a few moments, you'll see how much we have done in terms of leasing the properties up. So, you're very smart to invest in Texas. It's the number one state for business in the US. And I want to thank you for investing with us. By the way, I appreciate very much your confidence because the program is going exceedingly. Well, and we're looking for some great, great results with the XXI program. [Texas is] the number one state for business in the US, eight times in a row since 1996. DFW has more square feet under construction than any city in the US, and Texas is affordable. Many large corporations, HP Enterprise, Tesla, Oracle, CBRE, Charles Schwab, Amazon (Houston Tech

Hub), have all moved their headquarters to which is actually stunning, all the headquarters to Houston. So they're fleeing other states, especially California.

And get into the details, a little bit more on the occupancy, we have 60 properties, all together. This occupancy covers, all 60 properties. Even though there's only about 15 properties in this fund. So, as you can see, it’s a little low but it was directly as a result of COVID in 2020. And we dropped. 2020 was not a good year, and we dropped occupancy all the way down to about 79%. But since then it's been a gradual increase. We are now at 84% and moving up from there. We expect to get the 88% by the end of the year overall company-wide for all the portfolios.

If you look at the budget, it's kind of the same thing with the budget. You know, we budgeted X dollars but we're right on track to to beat the budget by moving up, and we should be able to move up pretty dramatically and stay on track in terms of what the budget is.

If you look at the leasing volume for the whole Company, again we've got at least 25 people in the leasing department, just a lot of leasing. So they're doing a great job. But if you look at the square feet that have leased on the right hand side, you'll see that we've actually leased more in 2022, year to date. When you compare year to date and all the other ones, 2021 ended up being 980,000 square feet, that’s almost a million square feet. And we're on track to actually do better than we did with then we did in 2021. So we believe, we'll get very close. We have budgeted nine hundred thousand square feet but we we believe we're going to even surpass that number this year, because we're ahead of budget right now. So, new leases volume is a little bit less because we're doing larger leases. You have fewer leases but more square footage.

So, we move on to the Portfolio Highlights about what is happening at the detail levels. So I've got the list of properties here; however, I want to move on to that the assets themselves. If you look at the next page, you'll see that the two people are leasing the bulk of these properties are our two top leasing agents and both Kacie and Ami are just doing a tremendous job in leasing the properties up that we have in number XXI.

So let me give you some examples. If you look at the One Park 10, that's one example. I mean, if you can believe that it was 34% occupied when we bought it, and it's now 100% occupied. Just off the chart. It just went exceedingly. Well, and the next property 11211. This is such an interesting story because this was 42% occupied when we bought it. The air conditioning system was outside of the building, believe it or not. They had a big ductwork. Huge, massive ductwork built into the window of the building and cooled the building from outside the building, because the air conditioning system was defunct. It was basically broken. We came in and did the repairs, made a lot of improvements, and redid the lobby. As a result, we made a lot of spaces available for lease, and that occupancy just skyrocketed 42% to 94%. Just off the chart. So again, thank you for investing. Thank you for showing your confidence in us because we know how to lease properties.

Like nobody else. And by the way, we got awarded the number one property management company in the whole state of Texas, just last week. It was just stunning that we were actually the best property management company in the whole state. Here's another one Park 10 bought it for it was 84%, brought up to 92%, and still still doing more leasing on that property. Another one, Broadfield, we bought by at 70% and took it up to 92% also. And we're doing more leasing there to get that even higher. And in the last one, I want to point out to you is as Willowbrook. This is right near a regional Mall in Northwest Houston off the 290. The other ones are mostly in the Energy Corridor, but this one was, very distressed 41%, 42% occupied. And we moved it up to 91%0 and climbing. I just saw another lease come through coming through this week. So we've had just exceptional results.

And we are continue to do to outperform and exceed our plan. And now, with that being said, I want to turn over the financial page, the financial results to our esteemed CFO Lou Fox.

[Technical difficulties]

Well, since we don't have Lou Fox, we'll have to go to our esteemed controller, Alex Board.

Alex Board:

Yes, thank you, Mr. Hartman. I appreciate that.Looking at the quarter-over-quarter results from 2021 to 2022, our revenue is up. And that's in line with our increase in occupancy, and NOI is trickling up as well as a result. Our distributions have been, you know, remaining consistent, and we are still offering a very competitive distribution rate there at six and a half percent. All in all, a relatively, you know, quiet quarter in terms of no acquisitions or dispositions, but a strong quarter in terms of being able to perform.

Allen Hartman:

Thank you very much, Alex. I appreciate your explaining that for us, and we do have a couple of questions.

One of the questions says, “Do you have partial redemptions for seniors?” Redemptions are done based on the amount of shares you put in your redemption form. So if you only want to redeem a small portion of shares, you only need to indicate it on the form. Indicate that amount on the form.

We prioritize death and disability in our redemption cue, and we are making redemptions every month in this current quarter September, October and November.

There's another question here about, “What price may an investor liquidate their shares?” We currently redeem investors at NAV if they have hit the three-year waiting period or cost basis. If they have not hit the three-year period, but have outside circumstances such as death or disability. So that would be the two scenarios: after three years, it’s NAV, or before that, it could be at the purchase price if you have a death or disability.

So, with that being said, there are no further questions, and so I want to just close by saying thank you very much for showing confidence in our Company. Thank you very much for investing with us, and we expect to see continual increases, improvements, and performance as time goes on. So, God bless each one of you. Thank you very much, and I look forward to talking to you again and 90 days. Thank you!